Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated February 27, 2012

PRICING SUPPLEMENT No. 178 dated March     , 2012

(To Product Supplement No. 4 dated May 28, 2010,

Prospectus Supplement dated April 23, 2010

and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Upside Participation To A Cap And Fixed Percentage Buffered Downside

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

■  Linked to a Global ETF Basket comprised of the SPDR® S&P MidCap 400® ETF Trust (22%); the iShares® Russell 2000 Index Fund (15%); the iShares® MSCI EAFE Index Fund (42%); and the iShares® MSCI Emerging Markets Index Fund (21%)

■  Semi-annual interest payments of 3.25% per annum

■  The notes do not repay a fixed amount of principal at maturity. Instead, the notes pay a redemption amount at maturity that may be greater than, equal to or less than the original offering price of the notes, depending on the performance of the basket. The redemption amount will reflect:

■  100% participation in the upside performance of the basket, if any, subject to a capped value of 125% to 130% of the original offering price per note

■   repayment of the original offering price as long as the ending price has not declined by more than 10% from the starting price

■  1-to-1 downside exposure to decreases in the value of the basket in excess of 10%

■   No exchange listing; designed to be held to maturity

■   Term of approximately 3.5 years

■   Redemption amount at maturity may be less, and possibly 90% less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-8.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	—	100.00%
Total

(1)

The original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the structuring and development costs would total approximately $5.00 per $1,000 note. The actual structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the structuring and development costs exceed $10.00 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Investment Description

The Current Income Notes Linked to a Global ETF Basket due September 22, 2015 are senior unsecured debt securities of Wells Fargo & Company that provide (i) semi-annual interest payments at an interest rate of 3.25% per annum and (ii) a redemption amount at maturity that may be greater than, equal to or less than the original offering price of the notes, depending on the performance of a basket of exchange traded funds (the “Basket”), in each case subject to the credit risk of Wells Fargo. The redemption amount at maturity will reflect (a) 100% participation in the percentage increase, if any, in the value of the Basket from its starting price to its ending price, provided that the redemption amount will not be more than the capped value of 125% to 130% of the original offering price per note, (b) repayment of principal if, and only if, the ending price of the Basket does not decline by more than 10% from the starting price and (c) exposure to decreases in the value of the Basket if and to the extent the ending price declines by more than 10% from the starting price. If the ending price declines by more than 10% from the starting price, the redemption amount at maturity will be less, and possibly 90% less, than the original offering price of your notes.

The Basket is comprised of the following four unequally-weighted basket components, with each basket component having the weighting noted parenthetically:

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the SPDR® S&P MidCap 400® ETF Trust (22%), an exchange traded fund that seeks to track the S&P MidCap 400 Index (an equity index that is intended to provide an indication of the pattern of common stock price movement in the mid-sized capitalization segment of the United States equity market);

¡

the iShares® Russell 2000 Index Fund (15%), an exchange traded fund that seeks to track the Russell 2000 Index (an equity index that is designed to reflect the performance of the small capitalization segment of the United States equity market);

¡

the iShares® MSCI EAFE Index Fund (42%), an exchange traded fund that seeks to track the MSCI EAFE Index (an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada); and

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the iShares® MSCI Emerging Markets Index Fund (21%), an exchange traded fund that seeks to track the MSCI Emerging Markets Index (an equity index that is designed to measure equity performance in global emerging markets).

You should read this pricing supplement together with product supplement no. 4 dated May 28, 2010, the prospectus supplement dated April 23, 2010 and the prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

¡	Product Supplement No. 4 dated May 28, 2010 filed with the SEC on May 28, 2010:
http://www.sec.gov/Archives/edgar/data/72971/000095013010000775/d424b2.htm

¡	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:
http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

SPDR® and S&P MidCap 400® are trademarks of Standard & Poor’s. The notes are not sponsored, endorsed, sold or promoted by the SPDR® S&P MidCap 400® ETF Trust (the “SPDR Trust”) or Standard & Poor’s. Neither the SPDR Trust nor Standard & Poor’s makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Neither the SPDR Trust nor Standard & Poor’s will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P MidCap 400® ETF Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® Russell 2000 Index Fund, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund.

PRS-2

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Investor Considerations

We have designed the notes for investors who:

¡	seek current income and an investment with an interest rate of 3.25% per annum;

¡

seek exposure to the upside performance of the Basket, which is comprised of four unequally-weighted basket components, subject to the capped value, and desire to protect against a decline of up to 10% in the Basket by:

☐	participating 100% in the percentage increase, if any, in the ending price over the starting price, subject to the capped value of 125% to 130% of the original offering price per note; and

☐	being repaid the original offering price of the notes at maturity as long as the ending price has not declined by more than 10% from the starting price;

¡

understand that if any decline in the ending price is more than 10% of the starting price, the redemption amount they receive at maturity will be less, and possibly 90% less, than the original offering price of the notes; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Basket to decrease more than 10% from its starting price;

¡	seek full exposure to the upside performance of the Basket;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	expect the yield on comparable investments to be greater than the combination of the interest and the expected return on the Basket provided by the notes;

¡	are unwilling to accept the risk of exposure to the equity markets, including foreign developed equity markets and foreign emerging equity markets which together represent 63% of the Basket;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P MidCap 400 ETF Trust (22%); the iShares Russell 2000 Index Fund (15%); the iShares MSCI EAFE Index Fund (42%); and the iShares MSCI Emerging Markets Index Fund (21%).
Pricing Date:	March 19, 2012. *
Issue Date:	March 22, 2012. *
Interest Payment Dates:	Semi-annually on March 22 and September 22 of each year, commencing September 22, 2012 and ending at maturity. *
Interest Rate:	The interest rate payable on the notes is 3.25% per annum. See “Description of Notes—Interest and Principal Payments” and “—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid.
The “redemption amount” per note will equal: • If the ending price is greater than the starting price: the lesser of: (i) the original offering price per note plus:

Redemption Amount:	[	original offering price per note x	[	ending price – starting price starting price	]	x participation rate	]	; and

(ii)    the capped value;

•  If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per note; or

•  If the ending price is less than the threshold price: the original offering price per note minus:

	[	original offering price per note x	threshold price – ending price starting price	]

If the ending price is less than the threshold price, the redemption amount at maturity will be less, and possibly 90% less, than the original offering price of your notes.
Stated Maturity Date:	September 22, 2015*, subject to postponement if a market disruption event occurs or is continuing. On the stated maturity date you will receive the redemption amount plus any accrued and unpaid interest.
Starting Price:	The “starting price” is 100.
Ending Price:	The “ending price” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 22% of the component return of the SPDR S&P MidCap 400 ETF Trust; (B) 15% of the component return of the iShares Russell 2000 Index Fund; (C) 42% of the component return of the iShares MSCI EAFE Index Fund; and (D) 21% of the component return of the iShares MSCI Emerging Markets Index Fund.

*	To the extent that we make any change to the expected pricing date or the expected issue date, the interest payment dates, calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-4

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•   the “initial component price” will be the fund closing price of such basket component on the pricing date; and

•   the “final component price” will be the fund closing price of such basket component on the calculation day.

Capped Value:	The “capped value” will be determined on the pricing date and will be within the range of 125% to 130% of the original offering price per note ($1,250 to $1,300 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	The “threshold price” will be equal to 90% of the starting price.

Participation Rate:	100%

Calculation Day:	September 15, 2015.* If such day is not a trading day with respect to any basket component, the calculation day for such basket component will be postponed to the next succeeding day that is a trading day for such basket component. Notwithstanding the postponement of the calculation day for a particular basket component due to a non-trading day for such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by such non-trading day. The calculation day is also subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:

The United States federal income tax consequences of your investment in the notes are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” below on page PRS-29 and is subject to the limitations and exceptions set forth therein.

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid coupon-bearing derivative contract with respect to the Basket. In addition, the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat the interest payments (including amounts received upon the sale, exchange or maturity of a note attributable to an accrued but unpaid interest payment) as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You

*	To the extent that we make any change to the expected pricing date or the expected issue date, the interest payment dates, calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-5

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Terms of the Notes (Continued)

will be required to treat the interest payments in such a manner despite the fact that other possible treatments of the interest payments could be more advantageous to holders of notes. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), (i) the stated interest payments on the notes will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid interest payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your notes for more than one year. The deductibility of capital losses, however, is subject to limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-31 below.

Although not entirely clear, it is possible that the purchase and ownership of the notes will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the notes (such excess, the “Excess Gain Amount”). Although the matter is not entirely clear, we believe that it is more likely than not that the “net underlying long-term capital gain” in respect of the notes should equal the amount of long-term capital gain that you would have realized had you purchased an actual interest in the basket components on the date that you purchased your notes (in an amount equal to the number of shares of the basket components that are referenced by your notes) and sold such interest in the basket components on the date of the sale, exchange or maturity of the notes. If the “net underlying long-term capital gain” is determined in this manner, the Excess Gain Amount in respect of the notes should be zero because the maturity payment under the notes will only reflect the appreciation, if any, in the value of the shares of the basket components and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the basket components. Under this approach, the application of the constructive ownership rules would thus not have any adverse effects to you. However,

PRS-6

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Terms of the Notes (Continued)

because the application of the constructive ownership rules to the notes is unclear, including the application of these rules to an investment (such as the notes) that is determined by reference to a basket of multiple exchange traded funds, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of prepaid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes in excess of the stated interest payments. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PRS-29 below.

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RHS3

PRS-7

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Risk Factors

If The Ending Price Is Less Than The Threshold Price, The Redemption Amount At Maturity Will Be Less, And Possibly 90% Less, Than The Original Offering Price Of Your Notes.

If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Basket to the extent it is below the threshold price (expressed as a percentage of the starting price). The threshold price is 90% of the starting price. As a result, the redemption amount you receive at maturity may be less, and possibly 90% less, than the original offering price per note even if the value of the Basket is greater than or equal to the starting price or the threshold price at certain times during the term of the notes.

The risks set forth below are discussed more fully in the product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	Your Return Will Be Limited By A Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	The Inclusion Of Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

•	An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

PRS-8

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Risk Factors (Continued)

•	Exchange Rate Movements May Impact The Value Of The Notes.

•	Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-9

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a final interest payment as provided herein and a cash payment per $1,000 note (the redemption amount) calculated as follows:

PRS-10

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Hypothetical Payout Profile

The following profile of the return at maturity of the notes reflected in the redemption amount is based on a hypothetical capped value of 127.5% or $1,275 per $1,000 note (the midpoint of the specified range for the capped value), a participation rate of 100% and a threshold price equal to 90% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value and the term of your investment.

PRS-11

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Hypothetical Redemption Amounts at Stated Maturity

Set forth below are four examples of calculations of the redemption amount at stated maturity (rounded to two decimal places), reflecting a hypothetical capped value of 127.5% or $1,275 per $1,000 note (the midpoint of the specified range for the capped value) and assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

	SPDR S&P MidCap 400 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	177.73	81.58	54.34	43.84
Final Component Price	205.44	92.13	64.85	61.65
Component Return	15.59%	12.93%	19.34%	40.63%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (22% x 15.59%) + (15% x 12.93%) + (42% x 19.34%) + (21% x 40.63%)] = 122.02

Since the ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	122.02 – 100	x 100%	= $	1,220.20
100

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,220.20 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

	SPDR S&P MidCap 400 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	177.73	81.58	54.34	43.84
Final Component Price	219.65	101.52	71.63	66.25
Component Return	23.59%	24.44%	31.82%	51.12%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (22% x 23.59%) + (15% x 24.44%) + (42% x 31.82%) + (21% x 51.12%)] = 132.96

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	132.96 – 100	x 100%	= $	1,329.60
100

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,275 per $1,000 note.

PRS-12

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Hypothetical Redemption Amounts at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

	SPDR S&P MidCap 400 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	177.73	81.58	54.34	43.84
Final Component Price	191.26	92.41	34.65	54.74
Component Return	7.61%	13.28%	-36.23%	24.86%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (22% x 7.61%) + (15% x 13.28%) + (42% x -36.23%) + (21% x 24.86%)] = 93.67

In this example, the 36.23% decrease in the iShares MSCI EAFE Index Fund has a significant impact on the ending price nowithstanding the percentage increases in the other basket components due to the 42% weighting of the iShares MSCI EAFE Index Fund in the Basket.

Since the ending price is less than the starting price, but not by more than 10%, you would not lose any of the original offering price of your notes.

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

	SPDR S&P MidCap 400 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	177.73	81.58	54.34	43.84
Final Component Price	141.32	61.84	46.14	37.78
Component Return	-20.49%	-24.20%	-15.09%	-13.82%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (22% x -20.49%) + (15% x -24.20%) + (42% x -15.09%) + (21% x -13.82%)] = 82.62

Since the ending price is less than the starting price by more than 10%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	90 – 82.62	= $	926.20
100

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $926.20 per $1,000 note.

To the extent that the component returns, ending price and the actual capped value differ from the values assumed above, the results indicated above would be different.

PRS-13

Access Securities Current Income Notes Linked to a Global ETF Basket due September 22, 2015

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 127.5% or $1,275 per $1,000 note (the midpoint of the specified range of the capped value) and a range of hypothetical ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the cumulative interest amount per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Cumulative Interest Amount	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,275.00	$113.75	38.88%	10.29%
140.00	40.00%	$1,275.00	$113.75	38.88%	10.29%
130.00	30.00%	$1,275.00	$113.75	38.88%	10.29%
127.50	27.50%	$1,275.00	$113.75	38.88%	10.29%
120.00	20.00%	$1,200.00	$113.75	31.38%	8.51%
115.00	15.00%	$1,150.00	$113.75	26.38%	7.27%
110.00	10.00%	$1,100.00	$113.75	21.38%	5.98%
100.00(2)	0.00%	$1,000.00	$113.75	11.38%	3.25%
95.00	-5.00%	$1,000.00	$113.75	11.38%	3.25%
90.00	-10.00%	$1,000.00	$113.75	11.38%	3.25%
89.00	-11.00%	$990.00	$113.75	10.38%	2.96%
80.00	-20.00%	$900.00	$113.75	1.38%	0.27%
70.00	-30.00%	$800.00	$113.75	-8.63%	-3.01%
60.00	-40.00%	$700.00	$113.75	-18.63%	-6.66%
50.00	-50.00%	$600.00	$113.75	-28.63%	- 10.79%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual redemption amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price and the actual capped value.

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Hypothetical Historical Performance of the Basket

The Basket will represent a weighted portfolio of the following four basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P MidCap 400 ETF Trust (22%); the iShares Russell 2000 Index Fund (15%); the iShares MSCI EAFE Index Fund (42%); and the iShares MSCI Emerging Markets Index Fund (21%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The SPDR S&P MidCap 400 ETF Trust,” “The iShares Russell 2000 Index Fund,” “The iShares MSCI EAFE Index Fund” and “The iShares MSCI Emerging Markets Index Fund.” The Basket does not reflect the performance of all major securities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from April 11, 2003 to February 22, 2012, assuming that the Basket was constructed on April 11, 2003 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

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The SPDR S&P MidCap 400 ETF Trust

All information contained in this pricing supplement regarding the SPDR® S&P MidCap 400® ETF Trust, a unit investment trust (referred to in this section as the “SPDR Trust”), and its underlying index, the S&P MidCap 400 Index, is derived from PDR Services LLC (“PDR Services”) and Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), or other publicly available information, including the prospectus for the SPDR Trust dated January 26, 2012, which is part of Post-Effective Amendment No. 20 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-6, under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 33-89088 and 811-8972) (the “SPDR Trust Prospectus”). Such information reflects the policies of, and is subject to change by PDR Services and S&P. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this pricing supplement. We make no representation or warranty as to the accuracy or completeness of any information relating to the SPDR Trust. PDR Services is under no obligation to continue the SPDR Trust and may discontinue the SPDR Trust at any time. S&P is under no obligation to continue to publish the S&P MidCap 400 Index and may discontinue publication of the S&P MidCap 400 Index at any time.

General

The SPDR Trust is a unit investment trust designed to generally correspond, before expenses, to the price and yield performance of the S&P MidCap 400 Index. The SPDR Trust is organized under New York law and is governed by a trust agreement (the “Trust Agreement”) between The Bank of New York Mellon, formerly The Bank of New York (the “Trustee”), and PDR Services. The SPDR Trust was created to provide investors with the opportunity to purchase a security representing a proportionate undivided interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the S&P MidCap 400 Index. The SPDR Trust issues securities called “Trust Units” that represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P MidCap 400 Index. The SPDR Trust is listed on the NYSE Arca under the ticker symbol “MDY.”

Investment

The SPDR Trust holds stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. At any time, the SPDR Trust will consist of as many S&P MidCap 400 Index component stocks as practicable. It is anticipated that cash will not constitute a substantial portion of the net assets of the SPDR Trust. To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the S&P MidCap 400 Index, the Trustee adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P MidCap 400 Index. The Trustee aggregates certain of these adjustments and makes changes to the Portfolio at least monthly or more frequently in the case of significant changes to the S&P MidCap 400 Index. Generally, any change in the identity or weighting of a stock included in the S&P MidCap 400 Index will result in a corresponding adjustment to the prescribed Portfolio deposit effective on the business day following the day on which the change to the S&P MidCap 400 Index takes effect. The value of Trust Units fluctuate in relation to changes in the value of the Portfolio. The market price of each individual Trust Unit may not be identical to the net asset value of such Trust Unit but, historically, these two valuations have been very close. It is possible that, for a short period, the SPDR Trust may not fully replicate the performance of the S&P MidCap 400 Index due to

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The SPDR S&P MidCap 400 ETF Trust (Continued)

the temporary unavailability of certain stocks underlying the S&P MidCap 400 Index in the secondary market or due to other extraordinary circumstances. Additionally, although the market price of the SPDR Trust is generally expected to mirror the characteristics and valuations of the S&P MidCap 400 Index, the price of the SPDR Trust may not completely track the value of the S&P MidCap 400 Index because the SPDR Trust will reflect transaction costs and fees that are not included in the calculation of the S&P MidCap 400 Index.

The S&P MidCap 400 Index

The S&P MidCap 400 Index is published by S&P, is comprised of 400 companies with mid-sized market capitalizations ranging from $1 billion to $4.4 billion and covers over 7% of the United States equities market. The calculation of the value of the S&P MidCap 400 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P MidCap 400 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400 Index to achieve the objectives stated above.

Computation of the S&P MidCap 400 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P MidCap 400 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P MidCap 400 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P MidCap 400 Index (i.e., its Market Value). Currently, S&P calculates the S&P MidCap 400 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P MidCap 400 Index is proportional to its float-adjusted market value.

Under float adjustment, the share counts used in calculating the S&P MidCap 400 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

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The SPDR S&P MidCap 400 ETF Trust (Continued)

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P MidCap 400 Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400 Index reflects the total Market Value of all the component stocks relative to the S&P MidCap 400 base date of June 28, 1991. The daily calculation of the S&P MidCap 400 Index is computed by dividing the Market Value of the S&P MidCap 400 component stocks by the index divisor.

The S&P MidCap 400 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P MidCap 400 constituents’ share capital after the base date of June 28, 1991 with the index value as of the base date set at 100. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the date before the ex-date.

To prevent the level of the S&P MidCap 400 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P MidCap 400 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P MidCap 400 Index remains constant. This helps maintain the level of the S&P MidCap 400 Index as an accurate barometer of stock market

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The SPDR S&P MidCap 400 ETF Trust (Continued)

performance and ensures that the movement of the S&P MidCap 400 Index does not reflect the corporate actions of individual companies in the S&P MidCap 400 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P MidCap 400 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400 Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

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The SPDR S&P MidCap 400 ETF Trust (Continued)

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P MidCap 400 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P MidCap 400 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P MidCap 400 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap 400 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P MidCap 400 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

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The SPDR S&P MidCap 400 ETF Trust (Continued)

Historical Information

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the SPDR S&P MidCap 400 ETF Trust at any time from Bloomberg under the symbol “MDY” or from the SPDR website at www.spdrs.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the SPDR S&P MidCap 400 ETF Trust for the period from January 1, 2002 to February 22, 2012. The closing price on February 22, 2012 was $177.73.

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The SPDR S&P MidCap 400 ETF Trust (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the SPDR S&P MidCap 400 ETF Trust for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 22, 2012.

	High	Low	Last
2002
First Quarter	$99.44	$88.76	$98.80
Second Quarter	$100.97	$87.65	$89.55
Third Quarter	$87.75	$72.55	$74.25
Fourth Quarter	$82.73	$68.35	$78.65
2003
First Quarter	$81.70	$70.85	$74.65
Second Quarter	$90.20	$75.45	$87.72
Third Quarter	$97.70	$88.00	$93.35
Fourth Quarter	$106.17	$95.58	$105.40
2004
First Quarter	$112.92	$105.75	$110.50
Second Quarter	$112.85	$103.03	$111.10
Third Quarter	$109.63	$100.76	$108.35
Fourth Quarter	$121.32	$106.80	$121.00
2005
First Quarter	$124.96	$115.45	$120.44
Second Quarter	$126.78	$114.74	$125.10
Third Quarter	$132.42	$126.09	$130.90
Fourth Quarter	$137.26	$122.40	$134.68
2006
First Quarter	$144.76	$136.79	$144.76
Second Quarter	$149.07	$130.85	$139.40
Third Quarter	$140.62	$129.97	$137.60
Fourth Quarter	$149.92	$136.24	$146.38
2007
First Quarter	$158.46	$145.43	$154.51
Second Quarter	$168.36	$154.89	$162.98
Third Quarter	$167.97	$149.51	$161.00
Fourth Quarter	$166.65	$148.94	$155.01
2008
First Quarter	$154.18	$135.77	$141.27
Second Quarter	$163.31	$145.13	$148.76
Third Quarter	$149.99	$127.11	$131.83
Fourth Quarter	$131.03	$76.20	$97.18
2009
First Quarter	$101.54	$73.63	$88.65
Second Quarter	$109.15	$89.82	$105.31
Third Quarter	$128.56	$99.39	$125.28
Fourth Quarter	$134.20	$119.54	$131.76
2010
First Quarter	$145.22	$125.76	$143.16
Second Quarter	$154.03	$129.16	$129.16
Third Quarter	$145.59	$126.93	$145.59
Fourth Quarter	$165.71	$144.46	$164.68
2011
First Quarter	$179.55	$165.05	$179.55
Second Quarter	$184.61	$169.01	$177.40
Third Quarter	$183.58	$140.96	$142.13
Fourth Quarter	$166.06	$135.39	$159.54
2012
January 1, 2012 to February 22, 2012	$179.26	$160.84	$177.73

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The iShares Russell 2000 Index Fund

The iShares Russell 2000 Index Fund is an exchange traded fund that seeks to track the Russell 2000 Index, an equity index that is designed to reflect the small capitalization segment of the United States equity market. As of the date of this pricing supplement, the current Trust Prospectus relating to the iShares Russell 2000 Index Fund is dated August 1, 2011, which is part of Post-Effective Amendment No. 561 to the Registration Statement filed with the SEC on Form N-1A, on July 22, 2011 under the Securities Act and the Investment Company Act (File Nos. 333-92935 and 811-09729). See “The iShares Russell 2000 Index Fund” in Annex A to the product supplement for additional information about the iShares Russell 2000 Index Fund.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares Russell 2000 Index Fund at any time from Bloomberg under the symbol “IWM” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares Russell 2000 Index Fund for the period from January 1, 2002 to February 22, 2012. The closing price on February 22, 2012 was $81.58.

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The iShares Russell 2000 Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares Russell 2000 Index Fund for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 22, 2012.

	High	Low	Last
2002
First Quarter	$50.32	$45.40	$50.05
Second Quarter	$52.15	$44.99	$45.33
Third Quarter	$44.41	$35.46	$35.88
Fourth Quarter	$40.90	$32.56	$37.99
2003
First Quarter	$39.67	$34.42	$36.30
Second Quarter	$45.64	$36.66	$44.29
Third Quarter	$51.86	$44.76	$48.48
Fourth Quarter	$56.21	$49.77	$55.34
2004
First Quarter	$59.94	$55.75	$58.77
Second Quarter	$60.39	$53.41	$58.88
Third Quarter	$58.09	$51.56	$56.94
Fourth Quarter	$65.04	$56.30	$64.70
2005
First Quarter	$64.35	$60.22	$61.00
Second Quarter	$64.08	$56.96	$63.58
Third Quarter	$68.40	$64.00	$66.36
Fourth Quarter	$68.86	$61.62	$66.73
2006
First Quarter	$75.97	$68.03	$75.97
Second Quarter	$77.58	$66.69	$71.66
Third Quarter	$73.26	$66.70	$71.96
Fourth Quarter	$79.35	$71.26	$78.05
2007
First Quarter	$82.39	$75.17	$79.51
Second Quarter	$84.79	$79.75	$82.96
Third Quarter	$85.74	$75.20	$80.04
Fourth Quarter	$84.18	$73.02	$75.92
2008
First Quarter	$75.12	$64.30	$68.51
Second Quarter	$76.17	$68.47	$69.03
Third Quarter	$75.20	$65.50	$68.39
Fourth Quarter	$67.02	$38.58	$49.27
2009
First Quarter	$51.27	$34.36	$41.94
Second Quarter	$53.19	$42.82	$50.96
Third Quarter	$62.02	$47.87	$60.23
Fourth Quarter	$63.36	$56.22	$62.26
2010
First Quarter	$69.25	$58.68	$67.81
Second Quarter	$74.14	$61.08	$61.08
Third Quarter	$67.67	$59.04	$67.47
Fourth Quarter	$79.22	$66.94	$78.23
2011
First Quarter	$84.17	$77.18	$84.17
Second Quarter	$86.37	$77.77	$82.80
Third Quarter	$85.65	$64.25	$64.25
Fourth Quarter	$76.45	$60.97	$73.69
2012
January 1, 2012 to February 22, 2012	$83.03	$74.56	$81.58

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The iShares MSCI EAFE Index Fund

The iShares MSCI EAFE Index Fund is an exchange traded fund that seeks to track the MSCI EAFE Index, an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada. As of the date of this pricing supplement, the current Trust Prospectus relating to the iShares MSCI EAFE Index Fund is dated December 1, 2011, which is part of Post-Effective Amendment No. 626 to the Registration Statement filed with the SEC on Form N-1A, on November 21, 2011 under the Securities Act and the Investment Company Act (File Nos. 333-92935 and 811-09729). The following developed market country indices are included in the MSCI EAFE Index: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As described in the Trust Prospectus, the iShares EAFE Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE Index is concentrated. See “The iShares MSCI EAFE Index Fund” in Annex A to the product supplement for additional information about the iShares MSCI EAFE Index Fund. The information about the iShares MSCI EAFE Index Fund contained herein updates the information in the product supplement.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI EAFE Index Fund at any time from Bloomberg under the symbol “EFA” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI EAFE Index Fund for the period from January 1, 2002 to February 22, 2012. The closing price on February 22, 2012 was $54.34.

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The iShares MSCI EAFE Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI EAFE Index Fund for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 22, 2012.

	High	Low	Last
2002
First Quarter	$40.76	$36.10	$40.03
Second Quarter	$41.81	$37.82	$39.52
Third Quarter	$39.60	$30.43	$31.73
Fourth Quarter	$34.97	$30.00	$33.00
2003
First Quarter	$34.15	$28.81	$30.20
Second Quarter	$37.77	$30.67	$36.10
Third Quarter	$40.38	$36.07	$39.00
Fourth Quarter	$45.59	$40.22	$45.59
2004
First Quarter	$48.10	$45.12	$47.20
Second Quarter	$48.10	$43.38	$47.67
Third Quarter	$47.40	$44.47	$47.13
Fourth Quarter	$53.42	$47.13	$53.42
2005
First Quarter	$55.25	$51.26	$52.96
Second Quarter	$53.83	$51.28	$52.39
Third Quarter	$58.48	$51.95	$58.10
Fourth Quarter	$60.94	$54.72	$59.43
2006
First Quarter	$65.38	$60.33	$64.92
Second Quarter	$70.58	$59.46	$65.39
Third Quarter	$68.36	$61.70	$67.75
Fourth Quarter	$74.33	$67.94	$73.22
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
January 1, 2012 to February 22, 2012	$54.53	$49.15	$54.34

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The iShares MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund is an exchange traded fund that seeks to track the MSCI Emerging Markets Index, an equity index that is designed to measure equity performance in global emerging markets. As of the date of this pricing supplement, the current iShares Prospectus relating to the iShares MSCI Emerging Markets Index Fund is dated January 1, 2012, which is part of Post-Effective Amendment No. 174 to the Registration Statement filed with the SEC on Form N-1A, on December 20, 2011 under the Securities Act and the Investment Company Act (File Nos. 33-97598 and 811-09102). The following emerging markets are included in the MSCI Emerging Markets Index: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As described in the iShares Prospectus, the iShares MSCI Emerging Markets Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index Fund is concentrated. See “The iShares MSCI Emerging Markets Index Fund” in Annex A to the product supplement for additional information about the iShares MSCI Emerging Markets Index Fund. The information about the iShares MSCI Emerging Markets Index Fund contained herein updates the information in the product supplement.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI Emerging Markets Index Fund at any time from Bloomberg under the symbol “EEM” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI Emerging Markets Index Fund for the period from April 11, 2003 to February 22, 2012. The closing price on February 22, 2012 was $43.84.

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The iShares MSCI Emerging Markets Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Emerging Markets Index Fund for each quarter in the period from April 11, 2003 through December 31, 2011 and for the period from January 1, 2012 to February 22, 2012.

	High	Low	Last
2003
April 11, 2003 to June 30, 2003.	$13.62	$11.08	$13.32
Third Quarter	$15.89	$13.47	$15.10
Fourth Quarter	$18.21	$15.50	$18.21
2004
First Quarter	$19.84	$18.38	$19.50
Second Quarter	$20.20	$15.88	$17.96
Third Quarter	$19.17	$16.96	$19.17
Fourth Quarter	$22.43	$18.90	$22.43
2005
First Quarter	$24.65	$21.21	$22.53
Second Quarter	$24.37	$21.70	$23.87
Third Quarter	$28.34	$23.94	$28.29
Fourth Quarter	$29.83	$25.05	$29.42
2006
First Quarter	$33.59	$30.52	$33.00
Second Quarter	$37.03	$27.32	$31.30
Third Quarter	$33.10	$29.20	$32.26
Fourth Quarter	$38.20	$31.77	$38.06
2007
First Quarter	$39.54	$35.10	$38.83
Second Quarter	$44.40	$39.15	$43.88
Third Quarter	$50.13	$39.50	$49.82
Fourth Quarter	$55.73	$47.18	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
January 1, 2012 to February 22, 2012	$43.93	$38.23	$43.84

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United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. The discussion below replaces the discussion under “United States Federal Income Tax Considerations” in the product supplement.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a United States holder (as defined below) that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR

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United States Federal Income Tax Considerations (Continued)

INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a note for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Basket and the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the notes. In addition, the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat the interest payments (including amounts received upon the sale, exchange or maturity of a note attributable to an accrued but unpaid interest payment) as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You will be required to treat the interest payments in such a manner despite the fact that other possible treatments of the interest payments could be more advantageous to holders of notes. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), (i) the stated interest payments on the notes will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) subject to the discussion of Section 1260 of the Code below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid interest payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your notes for more than one year. The deductibility of capital losses, however, is subject to limitations.

Although not entirely clear, it is possible that the purchase and ownership of the notes will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the notes (such excess, the “Excess Gain Amount”). Although the matter is not entirely clear, we believe that it is more likely than not that the “net underlying long-term capital gain” in respect of the notes should equal the amount of long-term capital gain that you would have realized had you purchased an actual interest in the basket components on the date that you purchased your notes (in an amount equal to the number of shares of the basket components that are referenced by your notes) and sold such interest in the basket components on the date of the sale, exchange or maturity of the notes. If the “net underlying long-term capital gain” is determined in this manner, the Excess Gain Amount in respect of the notes should be zero because the maturity payment under the notes will only reflect the appreciation, if any, in the value of the shares of the basket components and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the basket components. Under this approach, the application of the constructive ownership rules would thus not have any adverse effects to you. However, because the application of the constructive ownership rules to the notes is unclear, including the application of these rules to an investment (such as the notes) that is determined by reference to a basket of multiple exchange

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United States Federal Income Tax Considerations (Continued)

traded funds, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could be alternatively treated for tax purposes in the manner described under “Alternative Treatments” below.

Alternative Treatments. It is possible that the notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. In general, your adjusted tax basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, and decreased by the amount of any noncontingent payments on the notes (such as the stated interest payments). Any gain recognized upon the sale, exchange or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes and, thereafter, would be capital loss.

If the notes are treated as contingent payment debt instruments and you purchase your notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the notes, such discount or excess would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent payment debt instruments. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Furthermore, your notes could also be treated as a unit consisting of a derivative contract (the “Contract”) and an interest-bearing cash deposit equal to the value of the principal amount of the notes (the “Cash Deposit”). Under this characterization, if you are an initial purchaser of the notes, your notes would likely be treated for U.S. federal income tax purposes in the same manner as a pre-paid coupon-bearing derivative contract as described above. If, however, you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the notes between the Contract and the Cash Deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the Cash Deposit is in excess of the principal amount of your notes, you may be subject to the amortizable bond premium rules. Alternatively, if the portion of your purchase price allocated to the Cash Deposit is less than the principal amount of your notes, you may be subject to the market discount rules. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the stated interest payments on your notes could be treated all or in part as contract fees in respect of a derivative contract. The United States federal income tax treatment of such contract fees is uncertain. Additionally, it is possible that the interest payments should not be treated as ordinary income but rather should be treated as a return of principal that would reduce your basis in the securities.

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that: (i) you should be treated as owning the basket components; (ii) your notes should be treated as a notional principal contract for tax purposes;

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United States Federal Income Tax Considerations (Continued)

(iii) any gain or loss that you recognize upon the sale, exchange or maturity of the notes should be treated as ordinary gain or loss; or (iv) you should be required to accrue interest income over the term of your notes in excess of the stated interest payments. You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for United States federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of prepaid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes in excess of the stated interest payments. The outcome of this process is uncertain.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

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United States Federal Income Tax Considerations (Continued)

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your notes. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. Because significant aspects of the tax treatment of the notes are uncertain, we intend to withhold at a rate of 30% on any stated interest payments on the notes made to a Non-United States holder, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-United States holder of a note must comply with certification requirements to establish that it is not a United States holder and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. If you are a Non-United States holder, you are urged to consult your own tax advisors regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

If you are Non-United States holder and the notes are characterized and treated for all tax purposes as a pre-paid interest-bearing derivative contract with respect to the Basket, as discussed above, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the notes, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the notes) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% withholding tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

However, the IRS and the Treasury Department have issued proposed regulations under Section 871 of the Code which could ultimately require payments realized upon the sale, exchange or maturity of the notes after December 31, 2012 to be treated as “dividend equivalent” payments that are subject to withholding at a rate of 30% under certain circumstances, or a lower rate that is available by reason of any applicable income tax treaty.

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United States Federal Income Tax Considerations (Continued)

You could also be required to make certifications prior to, or upon the sale, redemption or maturity of the notes in order to avoid or minimize this withholding obligation, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the notes when these regulations are finalized and regarding any other possible alternative characterizations of your notes for United States federal income tax purposes.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report interest payments on your notes on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

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